                                                                    EXHIBIT 12.1


                           STILLWATER MINING COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (In thousands, except ratios)



                                     THREE MONTHS
                                        ENDED                   YEAR ENDED DECEMBER 31,
                                      MARCH 31,     -----------------------------------------------
                                         2002        2001      2000      1999      1998      1997
                                     ------------   -------   -------   -------   -------   -------
Income before income taxes
  extraordinary loss and cumulative
  effect of accounting change......     21,681       86,129    95,049    51,345    21,766    (8,743)
Capitalized Interest...............         --      (17,806)  (15,669)   (4,620)   (2,126)   (1,535)
Amortization of Capitalized
  Interest.........................        272           72        59        59        86        82
                                        ------      -------   -------   -------   -------   -------
                                        21,953       68,395    79,439    48,784    19,726   (10,196)
                                        ------      -------   -------   -------   -------   -------
Fixed Charges
  Interest.........................      4,203       17,217    12,314     4,305     4,900     5,143
  Amortization of Debt Expense.....        222          589     3,355       452       280       280
  Interest portion of Rent
     Expense.......................        453          685       532       262       126        46
                                        ------      -------   -------   -------   -------   -------
     Total Fixed Charges...........      4,878       18,491    16,201     5,019     5,306     5,469
                                        ------      -------   -------   -------   -------   -------
Earnings before fixed charges......     26,831       88,886    95,640    51,803    25,032    (4,727)
                                        ======      =======   =======   =======   =======   =======
Ratio of Earnings to fixed
  charges..........................        5.5          4.7       5.9      10.3       4.7        (a)
                                        ======      =======   =======   =======   =======   =======



(a) Earnings for the year ended December 31, 1997 were inadequate to cover fixed charges by $10,196.